Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the inclusion in this Amendment No. 3 to Registration Statement No. 333-82346 of CACI International Inc on Form S-3 of our report dated August 14, 2001, except for paragraphs 3 and 4 of Note 14, as to which the dates are November 7, 2001 and January 6, 2002, respectively, appearing in the Prospectus and to the references to us under the headings “Selected Consolidated Financial Data” and “Experts” in the Prospectus, which is part of this Registration Statement.

We also consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-82346 of CACI International Inc on Form S-3 of our report dated August 14, 2001, except for paragraphs 2 and 3 of Note 13, as to which the dates are November 7, 2001 and January 6, 2002, respectively, appearing in the Current Report on Form 8-K of CACI International Inc dated February 7, 2002.

/s/ Deloitte & Touche LLP
McLean, Virginia
March 7, 2002